UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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INDEPENDENT BANK CORPORATION
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Independent Bank Corporation

Proxy Statement and Notice of
2018 Annual Meeting of Shareholders

Independent Bank Corporation
4200 East Beltline, Grand Rapids, Michigan, 49525

March 9, 2018

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 24, 2018. Once again, we will be conducting our Annual Meeting of Shareholders by means of remote communication via the Internet. To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2018. At this site you will be able to vote electronically and submit questions during the meeting. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting of Shareholders.

We are also again providing proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of conducting our Annual Meeting. On or about March 9, 2018, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2018 proxy statement and our 2017 annual report, which summarizes Independent Bank Corporation’s 2017 results and includes our 2017 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

William B. Kessel
President and Chief Executive Officer

PROXY STATEMENT

INDEPENDENT BANK CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2018

Date:	April 24, 2018
Time:	3:00 p.m., Eastern Time
Virtual Meeting URL:	www.virtualshareholdermeeting.com/IBCP2018

We are holding the 2018 Independent Bank Corporation Annual Meeting of Shareholders for the following purposes:

1.	To elect three directors to serve three-year terms expiring in 2021;
2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	To participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this proxy statement; and
4.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 23, 2018 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet this year, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 9, 2018, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire.

Independent Bank Corporation will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders on the date of the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Company – 4200 East Beltline, Grand Rapids, Michigan 49525.

Whether or not you plan to attend the Annual Meeting via the Internet and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive (upon your request) a printed proxy card in the mail, by completing, dating, signing and returning the proxy card. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Robert N. Shuster
Executive Vice President, Chief Financial Officer and
Corporate Secretary

March 9, 2018

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525

2018 PROXY STATEMENT
QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting via the Internet. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of Independent Bank Corporation is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Independent Bank Corporation and its subsidiaries.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 9, 2018.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 9, 2018, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and the 2017 annual report electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of Independent Bank Corporation common stock at the close of business on February 23, 2018, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you can vote in one of four ways:

•	Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, April 23, 2018.
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, April 23, 2018.
•	In Writing: Complete, sign, date, and return the proxy card in the return envelope provided with your proxy card.
•	At the Annual Meeting: To attend the meeting virtually and cast your vote, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2018. At this site you will be able to vote electronically and submit questions during the meeting.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for three directors nominated by the Board of Directors; for the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and for the non-binding, advisory proposal to approve executive compensation.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan 49525;
(2)	submitting another properly completed proxy card that is later dated;
(3)	voting by telephone at a subsequent time;
(4)	voting by the Internet at a subsequent time; or
(5)	voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.

Shares are counted as present at the meeting if the shareholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or
•	is present at the Annual Meeting.

On the Record Date, there were 21,499,087 shares of common stock issued and outstanding. Therefore, at least 10,749,544 shares need to be present at the Annual Meeting in order for there to be a quorum.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2021; (ii) the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and (iii) a non-binding advisory proposal on the compensation of our named executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

A majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. Under the Company’s majority vote standard for the election of directors (described in more detail below), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” Because the say-on-pay vote is advisory, it will not be binding upon the Board of Directors or the compensation committee.

Also, please remember that the election of directors and the say-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.

Will the Annual Meeting be webcast?

Yes. You may attend the meeting by logging on to the Internet at www.virtualshareholdermeeting.com/IBCP2018. At this site you will be able to vote electronically and submit questions during the meeting. You will need the 16-digit control number included on your proxy card to attend the Annual Meeting of Shareholders. The audio broadcast of this meeting will be archived on that website for at least 120 days. An in person annual meeting will not be held.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2018.

This proxy statement along with our annual report is available at: www.proxyvote.com.

A copy of Independent Bank Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan 49525.

VOTING SECURITIES AND RECORD DATE

As of February 23, 2018, the Record Date for the Annual Meeting, we had issued and outstanding 21,499,087 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 23, 2018, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding
Black Rock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,888,063	8.78%
(1)	Based on information set forth in an amendment to Schedule 13G filed with the SEC on January 25, 2018 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that the shares of common stock listed above are held of record by clients of BlackRock, in its capacity as investment adviser.

PROPOSAL I SUBMITTED FOR YOUR VOTE – ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board. Our current Board has fixed the size of our Board at 11 members. Effective as of the date of our 2018 Annual Meeting, Mr. James McCarty’s service as a director will terminate in connection with the Company’s mandatory retirement age for directors, as a result of which the size of the Board will be reduced to ten members. Christina L. Keller, Michael M. Magee Jr. and Matthew J. Missad are nominees to serve three-year terms expiring in 2021. All of the nominees are incumbent directors previously elected by our shareholders except for Ms. Keller who was appointed to the Board on December 16, 2016.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that director’s election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.

In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 23, 2018, by the respective nominees and directors.

The Board of Directors recommends a vote FOR the election of each of the three nominees.

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding(2)	Beneficial Ownership (and percent) Including Certain Deferred Shares(3)
Nominees for three-year terms expiring in 2021
Christina L. Keller (age 36)	1,631.01%		1,631
Ms. Keller was appointed to the Board on December 16, 2016. Since August 2016, Ms. Keller has served as the President of the Cascade Business Team (CBT) of Cascade Engineering (CE). CBT consists of four of CE’s nine business units. CE is a global manufacturing company based in Grand Rapids, Michigan. Prior to becoming President of CBT, Ms. Keller served in a variety of roles at CE since 2009. Her role as an executive of a global manufacturing company and her leadership skills provide an important resource to the Board and management.			(.01%)
Michael M. Magee, Jr. (age 61)	53,182.25%		53,182
Mr. Magee is the Chairman of the Board of Directors. Prior to January 1, 2013, Mr. Magee was the Chief Executive Officer of IBCP since January 1, 2005, Executive Vice President and Chief Operating Officer since 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a director of IBCP in 2005. Mr. Magee has over 33 years of service in the financial services industry and served as our Chief Executive Officer for 8 years. That position and those experiences make him a particularly important component of the Board, and his prior roles with the Company allow him to be particularly effective as Chairman of the Board.
			(.25%)
Matthew J. Missad (age 57)	15,924.07%		21,350
Mr. Missad has been a member of our board since October 28, 2014. Mr. Missad is the Chief Executive Officer of Universal Forest Products, Inc. (“UFP”), a position he has held since July, 2011. UFP is a $3 billion (revenue) supplier of wood, wood composite and other products to the retail, construction and industrial markets throughout North America. From 1996 to 2011, Mr. Missad served as Executive Vice President, General Counsel and Secretary of UFP. He also serves as a director of UFP. In the fall of 2015, Mr. Missad was listed in Fortune Magazine’s “Top 50 Corporate Leaders”. Mr. Missad’s experience as the chief executive officer of a publicly-held corporation, as well as a director of that corporation, provides a unique resource to the Board and management.
			(.10%)

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding(2)	Beneficial Ownership (and percent) Including Certain Deferred Shares(3)

Directors whose terms expire in 2019
William J. Boer (age 62)	29,561.14%		29,561
Mr. Boer is President and Founder of Grey Dunes, an independent family office advisory firm in Grand Rapids, Michigan. He was appointed as a director of IBCP in 2012 and was elected as a director by our shareholders in 2013. From 1995 to 2005, Mr. Boer served as Vice President and Chief Operating Officer of RDV Corporation, the family office of the Richard M. DeVos family. Prior to joining RDV Corporation in 1995, Mr. Boer was President of Michigan National Bank, Grand Rapids, and from 1987 to 1993 was Vice President for Administration and Finance at Calvin College. Mr. Boer’s past banking experience, his investment advisory expertise, and his broad experience in executive leadership roles within a number of industries provides important skill sets to the IBCP Board.
			(.14%)
Joan A. Budden (age 56)	6,513.03%		13,519
Ms. Budden has been a director since July 2015. She was named President & CEO of Priority Health in January 2016, one of Michigan’s largest health plans with over $3 billion in revenue. Ms. Budden accepted the position having served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for Priority Health’s individual, group commercial and government markets. Ms. Budden has more than 25 years of health insurance experience. She has held a number of leadership and executive management positions in the health insurance industry that include leading the individual consumer division, project management office and corporate strategy departments for Blue Cross Blue Shield of Michigan prior to joining Priority Health. Ms. Budden’s experience in a highly competitive and regulated industry that is undergoing significant change as well as her marketing expertise and leadership skills make her an important contributor to the Board.
			(.06%)

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding(2)	Beneficial Ownership (and percent) Including Certain Deferred Shares(3)
Michael J. Cok (age 56)	—	—	1,958
Mr. Cok joined the Board in June 2017. He is the President of Foremost, a division of Farmers Group, Inc., which manages the insurance operations of the Farmers Insurance Group of Exchanges (Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange). He also serves as President of Foremost Insurance Company, Grand Rapids, Michigan, and its subsidiaries, which are wholly-owned subsidiaries of the Exchanges. Farmers Group, Inc. is a wholly-owned subsidiary of the Zurich Insurance Group Ltd. family of insurance companies. Foremost provides a variety of specialty, personal lines insurance products throughout the United States. Mr. Cok is a certified public accountant and is active in a variety of charitable and civic organizations. Mr. Cok’s role as an executive of a large insurance company, his accounting background, and his community involvement make him a valuable addition to the Board.
			(.01%)
Charles C. Van Loan (age 70)	43,499.20%		43,499
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as Executive Chairman during 2005. He retired on December 31, 2005. He first became a director in 1992. Mr. Van Loan has 38 years of experience in the financial services industry. Mr. Van Loan served as the Company’s CEO for over 10 years, which makes his input useful to the Board. Mr. Van Loan will be retiring from the Board as of the date of our 2019 Annual Meeting of Shareholders in accordance with the Company’s mandatory retirement policy for directors.			(.20%)

Directors whose terms expire in 2020
Stephen L. Gulis, Jr. (age 60)	—	—	47,266
Mr. Gulis retired in 2008 as the Executive Vice President and President of Wolverine Worldwide Global Operations Group. He served as Executive Vice President, CFO and Treasurer of Wolverine Worldwide prior to his appointment as President, Global Operations. He became a director of IBCP in 2004. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 provides additional value to the Board.
			(.22%)

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding(2)	Beneficial Ownership (and percent) Including Certain Deferred Shares(3)
Terry L. Haske (age 69)	33,179.15%			60,829
Mr. Haske is a CPA and a retired Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a director of IBCP in 1996. Mr. Haske’s experience and qualifications as a CPA, as well as his prior service as a director of the Company and as a director of other banking institutions, makes his service to the Board particularly important.				(.28%)
William B. Kessel (age 53)	115,949	(4)	.54%	115,949
Mr. Kessel serves as President and CEO of IBCP and Independent Bank. He became a director of IBCP on January 1, 2013. Prior to his appointment as CEO as of January 1, 2013, Mr. Kessel served as President since April 1, 2011, and as Chief Operating Officer from 2007 to 2011. He also served as President of Independent Bank (prior to the consolidation of our four bank charters) from 2004 to 2007. Prior to joining IBCP in 1994, Mr. Kessel worked for a regional certified public accounting firm in their financial institutions group. Mr. Kessel has over 29 years of service in the financial services industry. His positions with the Company and those experiences make him a particularly important component of the Board.
				(.54%)
(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.
(2)	Certain of our directors have made elections to defer fees they received or will receive for service as a director and to have such fees paid to them in shares of our common stock after their retirement from the Board. These elections were made pursuant to the terms of the Deferred Compensation and Stock Purchase Plan for Non-employee Directors described under “Director Compensation” below. Until such shares are issued to the director, the director does not have the right to vote or sell the shares, so the shares are not deemed “beneficially owned” by the director for purposes of this table. However, because these shares represent a material portion of certain directors’ investment in the Company, we are presenting them in this additional column. As of February 23, 2018, a total of 125,041 of our outstanding shares of common stock have been issued to, and are being held by, a trust to be issued to directors pursuant to the foregoing plan.
(3)	Includes 11,098 shares held in a foundation that Mr. Missad has voting and investment power over.
(4)	Includes 5,027 shares allocated to Mr. Kessel’s account in the Independent Bank Corporation Employee Stock Ownership Plan (“ESOP”).

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our “Named Executives” (listed in the Summary Compensation Table below) and by all our directors and executive officers as a group as of February 23, 2018.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Outstanding
William B. Kessel	115,949.54
Robert N. Shuster	191,525	(3)	.89
Patrick J. Ervin	5,147.02
Stefanie M. Kimball	62,368.29
Dennis J. Mack	47,055.22
All executive officers and directors as a group (consisting of 18 persons)	1,162,398	(4)	5.40
(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.
(2)	Does not include shares that may be issued pursuant to performance unit shares granted to each Named Executive in January 2016, 2017 and 2018, as described under “Executive Compensation” below.
(3)	Includes 125,041 shares of our outstanding common stock being held in trust for issuance to directors pursuant to our Deferred Compensation and Stock Purchase Plan for Non-employee Directors. See footnote (2) on page 10 above. As co-trustee, Mr. Shuster shares voting and investment power over these shares and is therefore deemed to beneficially own these shares for purposes of this table. He has no pecuniary interest in the shares.
(4)	Beneficial ownership is disclaimed as to 418,467 shares, all of which are held in the ESOP for employees other than executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees, are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan 49525. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in The NASDAQ Stock Market Listing Rule 5605(a)(2): William J. Boer, Joan A. Budden, Michael J. Cok, Stephen L. Gulis, Terry L. Haske, Christina L. Keller, Michael M. Magee, Jr., Matthew J. Missad, James E. McCarty, and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under applicable SEC rules. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our Annual Meeting of Shareholders. All of our directors (who were on the Board at the time) attended our 2017 annual shareholders meeting. During 2017, the Board held nine meetings; each director (who was on the Board at the time) attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS

Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance. Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com.

Our audit committee, which met on eight occasions in 2017, consists of directors Gulis (Chairman), Cok, and Haske. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert,” as that term is defined in SEC rules. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on three occasions in 2017, consists of directors Budden (Chairman), Keller, McCarty and Missad. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ compensation against (1) pre-established, measurable performance goals and budgets, (2) generally comparable groups of executives, and (3) external market trends. Following this review, this committee recommends to the full Board the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the “Compensation Discussion and Analysis” included in this proxy statement.

Our nominating and corporate governance committee, which met on two occasions in 2017, consists of directors Boer (Chairman), Gulis, and Van Loan. This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying Board candidates and monitoring our corporate governance standards. In view of the recent (two directors in 2015) and pending (directors James E. McCarty in 2018 and Charles C. Van Loan in 2019) retirements of Company Board members, as well as the age and tenure of certain other members of the Board, the committee has been active in seeking and evaluating qualified candidates to serve on the Board. This effort led to the recent appointments to the Board of Mr. Cok in 2017 and Ms. Keller in 2016 and of Ms. Budden and Mr. Missad in 2015 and 2014, respectively. These individuals were recommended by a number of sources, including non-management directors and management. In addition, under the terms of the Company’s Agreement and Plan of Merger with TCSB Bancorp, Inc. (“TCSB”), we agreed to appoint one director from TCSB to the Company’s Board after the closing of that transaction. We expect that appointment to take place shortly after the date of our 2018 Annual Meeting.

Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than 60 and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, this committee may use the services of such a firm in the future if it deems it necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education, and training, as well as an individual’s general background, benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.

The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2018 Annual Meeting. All of the nominees that are standing for election as directors at the 2018 Annual Meeting are incumbent directors that were previously elected by our shareholders.

MAJORITY VOTING

In January 2017 our Board of Directors approved an amendment to our Bylaws to provide for majority voting for the election of directors. This majority voting standard is described above under “Proposal I Submitted for Your Vote – Election of Directors.”

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

As a general matter, our Board has separated the positions of the Company’s Chief Executive Officer and Chairman of the Board. Mr. Kessel serves as our CEO and Mr. Magee serves as Chairman of the Board. In addition to this structure, the Board regularly meets in executive session, without the presence of management. The Board may also meet without the presence of any directors who are not considered independent directors.

Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our audit committee’s risk oversight functions include:

•	Approving the independent auditor and its annual audit plan, as well as our Internal Audit Department annual plan; and
•	Receiving periodic reports from our independent auditors and our Internal Audit Department.

Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel. For 2017 compensation, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and introduction of new products and services.

As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.

Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. In July 2012, the Board appointed Stefanie Kimball to a new position of Chief Risk Officer. Ms. Kimball is charged with overseeing the Company’s risk management function and, in this capacity, works closely with the Company’s internal audit department. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Chief Risk Officer as well as other members of the Company’s management on the Company’s most material risks and the degree of its exposure to those risks. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk and contingency planning.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited consolidated financial statements as of and for the year ended December 31, 2017.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our consolidated financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Stephen L. Gulis, Jr.
Michael J. Cok
Terry L. Haske

DISCLOSURE OF FEES PAID
TO OUR INDEPENDENT
AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2017	2016
Audit fees	$364,685	$348,000
Audit related fees(1)	39,865	32,500
Tax fees(2)	70,800	60,000
All other fees	8,100	7,500
Total	$483,450	$448,000
(1)	Consists of fees for an audit required under a Housing and Urban Development (“HUD”) loan program and additional fees due to audit requirements related to our Ginnie Mae seller-servicer activities.
(2)	Consists of fees related to the preparation of corporate tax returns and amounts for tax advice and tax planning services.

PRE-APPROVAL POLICY

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2017 and 2016, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL II SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe as independent auditors for the Company for the fiscal year ending December 31, 2018. The services provided to the Company and our subsidiaries by Crowe for 2017 and 2016 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The affirmative vote of a majority of the Company’s common stock cast at the Annual Meeting, by person or by proxy, is required for approval. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders will vote FOR the approval of this proposal.

The Board of Directors recommends a vote FOR this
proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL III SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board’s recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our Named Executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders.

The advisory vote on executive compensation was last conducted at our Annual Meeting of Shareholders in 2017, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy and excluding broker non-votes, approximately 98.1% of the shares voted to approve the resolution, 1.6% voted against the resolution, and 0.3% abstained. Our Board considered the results of this vote to be generally supportive of the Company’s compensation policies and programs and did not make any material changes to our policies or programs as a result of that vote. This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives on an advisory basis.

EXECUTIVE COMPENSATION

When used in this “Executive Compensation” section, “we,” “us,” “our,” and similar terms refer to IBCP and its subsidiaries, as a whole.

Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented individuals, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is typically in the form of equity-based compensation. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, the compensation committee believes that there should be an appropriate balance between the compensation components so as to promote and reward for performance but within reasonable risk parameters reflecting a longer-term perspective.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. The last external review of our executive compensation programs was performed in 2017 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review each element of our executive compensation program, including a review of (1) the overall competitiveness of our compensation program for executives, (2) our annual cash incentive program, and (3) our long-term incentive plan program. As part of its review, Meridian conducted a comparison of our compensation programs relative to a peer group of 19 regional financial institutions1, as well as general market data on executive compensation rates and practices from a variety of third party sources. Based upon Meridian’s review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, as a result of which the Committee implemented only minor modifications to our executive compensation program, each of which is discussed in more detail below.

The foregoing discussion is intended to provide a background and context for the information that follows, regarding our existing compensation programs for those persons who served as our Named Executives during 2017, and to assist in understanding the information included in the executive compensation tables.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;
•	Annual Cash Incentive; and
•	Long-Term Incentive Compensation, generally payable in the form of equity-based compensation.

1  The following financial institutions comprise the peer group entities in evaluating peer group compensation:

Community Trust Bancorp, Inc.	Horizon Bancorp
Peoples Bancorp Inc.	First Mid-Illinois Bancshares, Inc.
Mercantile Bank Corporation	MBT Financial Corp.
German American Bancorp, Inc.	West Bancorporation, Inc.
Old Second Bancorp, Inc.	MidWestOne Financial Group, Inc.
Macatawa Bank Corporation	Nicolet Bancshares, Inc.
Mutual First Financial, Inc.	CNB Financial Corporation
QCR Holdings, Inc.	United Community Financial Corp
First Financial Corporation	Farmers National Banc Corp
S.Y. Bancorp, Inc.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors including peer group compensation as well as an individual’s performance, experience, expertise, and tenure with the Company.

The compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. The base salaries of other Named Executives are established by our CEO, with input from, and approval by, the compensation committee. In setting base salaries, our CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For 2018 salaries, the Committee also reviewed and considered the benchmarking data compiled by Meridian, as discussed above.

The base salaries of our Named Executives for each of the last three years is set forth in the below Summary Compensation Table. Effective January 1, 2018, the Committee approved increases in the base salaries of each of the Named Executives (other than the CEO) in amounts ranging from 0% of base salaries to 2.5% of base salaries. The Board approved a 3.2% increase in Mr. Kessel’s base salary to $480,000, based upon the effectiveness of his leadership, the Company’s financial performance for 2017, and the number of important accomplishments of the Company during 2017.

Annual Cash Incentives

Annual cash incentives are payable under the terms of our Management Incentive Compensation Plan. This plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board may establish annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Any awards under the Plan are payable in full following finalization of the Company’s financial results for the performance period.

2017. Under the terms of the 2017 Management Incentive Compensation Plan, management employees were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 60% to 80%) as well as predetermined individual goals (weighted at 20% to 40%). The target bonus levels were 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive’s bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, with earnings per share weighted at 32%, the efficiency ratio at 16%, and the other four objectives weighted at 8% each. No bonuses were payable under the 2017 plan unless the Company’s earnings per share equaled or exceeded $1.00. The Company’s 2017 performance goals were as follows:

	Earnings Per Share(1)	Efficiency Ratio	Non-Performing Assets to Total Assets	Net Loan Charge-offs to Average Total Loans	Loan Growth	Organic Deposit Growth
Threshold	$1.10	70.0%	0.70%	0.15%	7.5%	2.5%
Target	$1.20	68.0%	0.65%	0.10%	10.0%	5.0%
Maximum	$1.40	64.0%	0.50%	0.00%	15.0%	10.0%
(1)	Determined after giving effect to total incentive compensation expense for the year.

The Company exceeded (a) the target objective for per share net income ($1.22 per diluted share), (b) the threshold objective for the efficiency ratio (69.19%), (c) the maximum objective for non-performing assets (0.35% non-performing assets to total assets ratio), (d) the maximum objective for net loan charge-offs (-.06% net charge-offs to average total loans), and (e) the maximum objective for loan growth (25.53%). For 2017, the Company did not achieve the objective for organic deposit growth (1.43% growth). (In calculating actual 2017 earnings per share for these purposes, the $6.0 million non-recurring charge taken in the fourth quarter of 2017 as a result of the revaluation of the Company’s net deferred tax assets following the enactment of the Tax Cuts and Jobs Act was excluded.) Combined with the relative achievement of individual performance objectives, total incentive compensation for 2017, for all employees, was approximately $4.8 million. The amounts payable to each of our Named Executives under our 2017 Management Incentive Plan is set forth under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2018. In January 2018, the Committee and the Board approved the performance objectives for the 2018 Management Incentive Compensation Plan. The Committee believes that based upon the Company’s performance for 2017, the utilization of the performance metrics for that year prove beneficial. Also, the Committee believes that the utilization of consistent performance metrics is in the best interest of the Company in terms of achieving targeted performance.

The target bonus levels remain at 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive’s bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, with earnings per share weighted at 48%, the efficiency ratio, loan growth and deposit growth objectives weighted at 8%, each, and the two asset quality metrics weighted at 4% each. No bonuses are payable under the 2018 plan unless the Company’s earnings per share equal or exceed $1.35.

	Earnings Per Share(1)	Efficiency Ratio	Non-Performing Assets to Total Assets	Net Loan Charge-offs to Average Total Loans	Loan Growth	Organic Deposit Growth
Threshold	$1.50	67.5%	0.60%	0.15%	7.5%	2.5%
Target	$1.60	65.0%	0.50%	0.10%	10.0%	5.0%
Maximum	$1.80	60.0%	0.30%	0.00%	15.0%	10.0%
(1)	Determined after giving effect to total incentive compensation expense for the year.

Long-Term Incentive Program

Our long-term compensation incentives are generally provided for under our Long-Term Incentive Plan (LTIP), which provides for the grant of a variety of stock-based compensation awards.

As a general practice, awards under the LTIP are recommended by the Committee, and approved by the Board, at the Board’s first meeting in each calendar year. Under the LTIP, the Committee has the authority to grant a wide variety of stock-based awards. The LTIP is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to at least three (3) times his base salary, (2) our executive vice presidents are to own stock having a market value of at least twice their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. These guidelines apply ratably over a 5-year period following the date of hire or promotion to one of these positions. The Company’s Insider Trading Policy prohibits the Company’s executive officers, as well as the Company’s directors, from pledging the Company’s securities as collateral for loans or engaging in hedging transactions or purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

For 2017, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executive	Number of Shares of Restricted Stock(1)	Number of Performance Units
William B. Kessel	5,442	5,442
Robert N. Shuster	2,416	2,416
Stefanie M. Kimball	2,358	2,358
Dennis J. Mack	2,358	2,358
Patrick J. Ervin	—	—
(1)	The market price of our common stock was $20.90 on the date of grant.

For 2018, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executive	Number of Shares of Restricted Stock(1)	Number of Performance Shares
William B. Kessel	4,936	4,936
Robert N. Shuster	2,216	2,216
Stefanie M. Kimball	2,148	2,148
Dennis J. Mack	2,148	2,148
Patrick J. Ervin	1,974	1,974
(1)	The market price of our common stock was $23.55 on the date of grant.

The value of the awards was based on a target rate of 50% of 2017 base salary for our CEO and 40% of 2017 base salary for the other Named Executives. The shares of restricted stock granted in 2017 and 2018 cliff vest after three years. The number of shares that may be issued for each performance share will be determined at the end of the three-year performance period, based upon the total shareholder return (TSR) of the Company’s common stock relative to the TSR of the financial institutions that comprise the SNL US Bank $1 billion to $5 billion Index. The actual number of shares issuable is based upon the product of (1) the number of target shares that are subject to the award, and (2) the earn out percentage, based upon the following (with straight line interpolation between the performance levels):

Company TSR Relative to Peer Group Index	Earn out Percentage
2 times or more	200%
1.5 times Index	150%
Equal to Index	100%
.5 times Index	50%
Below .5 times Index	0%

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life, and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees and are also entitled to the use of Company owned or leased vehicles and reimbursement of certain club dues. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. For the year ended December 31, 2017, the Company contributed an amount equal to two percent (2%) of eligible employee compensation to this plan.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The Committee believes that the cost of such perquisites is relatively minimal.

Clawback Policy

Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company’s executive officers in the event of a restatement of the Company’s financial statements or certain improper conduct by those officers.

CEO Pay Ratio

For 2017, the ratio of the median of the annual total compensation of all of our employees excluding our CEO ($39,560) to the annual total compensation of our CEO ($993,620) was 1:25.1. The compensation of our median employee was determined by (1) calculating the annual total compensation for all of our employees as of December 31, 2017 (the “Determination Date”), (2) ranking the annual total compensation of all employees (except our CEO) from lowest to highest (which comprised a total of 898 employees), and (3) selecting the employee that ranked as the median (449 on the list of 898). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. Total annual compensation includes each element of compensation listed in the Summary Compensation Table below, based upon our tax reporting requirement (W-2 wages) and including the Company’s matching contribution to our 401(k) plan as well as Company contributions to our Employee Stock Ownership Plan.

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO for the last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Totals
William B. Kessel President and Chief Executive Officer	2017	$465,000	$230,523	$266,079	$32,018	$993,620
	2016	455,000	227,584	220,000	35,185	937,769
	2015	435,000	227,807	212,000	28,638	903,445

Robert N. Shuster Executive Vice President and Chief Financial Officer	2017	261,000	102,342	123,655	30,723	517,720
	2016	252,500	103,171	100,108	32,671	488,450
	2015	246,471	103,242	94,000	29,870	473,583

Patrick J. Ervin(5) Executive Vice President - Mortgage Banking	2017	212,596	21,124	126,588	262,635	622,943

Stefanie M. Kimball Executive Vice President - Chief Risk Officer	2017	253,000	99,885	134,033	26,355	513,273
	2016	246,500	100,859	100,951	23,246	471,556
	2015	241,008	100,962	96,700	17,525	456,195

Dennis J. Mack Executive Vice President - Chief Lending Officer	2017	253,000	99,927	120,054	24,307	497,288
	2016	246,600	100,362	91,128	20,947	459,037
	2015	239,761	100,431	92,500	23,187	455,879
(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)	The amounts set forth in this column represent the aggregate fair value of awards as of the grant date, computed in accordance with FASB ASC topic 718, “Compensation - Stock Compensation”. The assumptions used in calculating these award amounts are set forth in Note 14, of the Company’s 2017 Annual Report.
(3)	The amounts set forth in this column for 2017 represent cash bonuses paid to the Named Executives on February 9, 2018, under the terms of the Company’s Management Incentive Compensation Plan for the annual period ended December 31, 2017. In addition, Mr. Ervin was paid an additional cash bonus in February, 2018 relating to certain pre-established goals related to 2017 mortgage lending activity. The amounts set forth in this column for 2016 represent cash bonuses paid to the Named Executives on February 10, 2017, under the terms of the Company’s Management Incentive Compensation Plan for the annual period ended December 31, 2016. The amounts set forth in this column for 2015 represent cash bonuses paid to the Named Executives on January 29, 2016, under the terms of the Company’s Management Incentive Compensation Plan for the annual period ended December 31, 2015.
(4)	The amounts set forth in this column include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the ESOP), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, dividends on restricted stock, and country club and other social club dues. Other compensation for Mr. Ervin includes $260,000 paid to him in connection with the settlement of a dispute with his former employer, a portion of which was reimbursed to us by such former employer.
(5)	Mr. Ervin began employment with us on August 29, 2016, as Senior Vice President – Mortgage Banking. He was promoted to Executive Vice President – Mortgage Banking in November 2017.

Grants of Plan-Based Awards

The table below shows the grant of all awards to all of our Named Executives in 2017 pursuant to our compensation plans.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
William B. Kessel	01/24/17	116,250	232,500	465,000					—
	01/24/17				—	5,442	10,884		116,785
	01/24/17							5,442	113,738

Robert N. Shuster	01/24/17	52,200	104,400	208,800					—
	01/24/17				—	2,416	4,832		51,847
	01/24/17							2,416	50,494

Patrick J. Ervin	01/24/17	42,519	85,038	170,077					—
	01/24/17				—	251	502		5,386
	01/24/17							753	15,738

Stefanie M. Kimball	01/24/17	50,600	101,200	202,400					—
	01/24/17				—	2,358	4,716		50,603
	01/24/17							2,358	49,282

Dennis J. Mack	01/24/17	50,600	101,200	202,400					—
	01/24/17				—	2,359	4,718		50,624
	01/24/17							2,359	49,303
(1)	The amounts in these three columns relate to grants made to the Named Executives in January 2017 pursuant to the 2017 Management Incentive Compensation Plan, an annual cash incentive plan. These awards were payable based on various objectives to be achieved during 2017, as discussed under “Compensation Discussion and Analysis - Annual Cash Incentives” above. The amounts in the “Threshold” column reflect the minimum amounts payable to each NEO if threshold performance was achieved for each of the performance metrics under this incentive plan. There were no minimum amounts payable pursuant to these awards; the amounts in the “Maximum” column reflect the maximum amounts payable pursuant to these awards; and the amounts in the “Target” column represent the target bonus amount. In January 2018, the actual amounts payable to the Named Executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	The amounts in these three columns reflect the grant of performance share units pursuant to our Long-Term Incentive Plan. The performance share units represent shares of the Company’s common stock and are issuable to participants at the end of the three-year performance period beginning on the date that the performance share units are granted. The number of performance shares reflects the number of shares of common stock that may be issued if certain Total Shareholders Return (TSR) goals are met. The total number of shares which finally vest may vary from zero to 200% of the target amount, depending upon the Company’s performance relative to the established TSR goals. (See Compensation Discussion and Analysis above).
(3)	The amounts in this column represent grants of restricted stock made pursuant to our Long-Term Incentive Plan. These shares of restricted stock will cliff vest after three years.
(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting of 100% of the target shares awarded.

Outstanding Equity Awards at Fiscal Year-End

This table shows the option and restricted stock awards that were outstanding as of December 31, 2017. The table shows both exercisable and unexercisable options, as well as shares of restricted stock, restricted stock units, and performance share units that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

						Stock Awards
								Equity Incentive Plan Awards:
		Option Awards				Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested(3)	Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(3)
	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
William B. Kessel	01/30/09	1,824	—	$15.90	01/30/19
	01/22/15					8,590	$191,987
	01/22/15							8,590	$191,987
	01/21/16					7,778	173,838
	01/21/16							7,778	173,838
	01/24/17					5,442	121,629
	01/24/17							5,442	121,629

Robert N. Shuster	01/30/09	1,856	—	15.90	01/30/19
	01/22/15					3,893	87,009
	01/22/15							3,893	87,009
	01/21/16					3,526	78,806
	01/21/16							3,526	78,806
	01/24/17					2,416	53,998
	01/24/17							2,416	53,998

Patrick J. Ervin	08/29/16							10,000	223,500
	08/29/16							10,000	223,500
	01/24/17					753	16,830
	01/24/17							251	5,610

Stefanie M. Kimball	01/30/09	1,824	—	15.90	01/30/19
	01/22/15					3,807	85,086
	01/22/15							3,807	85,086
	01/21/16					3,447	77,040
	01/21/16							3,447	77,040
	01/24/17					2,358	52,701
	01/24/17							2,358	52,701

Dennis J. Mack	06/28/11	3,500	—	1.92	06/28/21
	01/22/15					3,787	84,639
	01/22/15							3,787	84,639
	01/21/16					3,430	76,661
	01/21/16							3,430	76,661
	01/24/17					2,359	52,724
	01/24/17							2,359	52,724
(1)	The shares of restricted stock granted in 2015, 2016 and 2017 cliff vest in three years from the date of grant. The number of shares shown in this column reflect the number of units or shares originally granted as well as credited dividends through the end of calendar year 2017.
(2)	The market value of the shares of restricted stock or restricted stock units that have not vested is based on the closing price of our common stock as of December 29, 2017, which was $22.35.
(3)	The number of shares that may be issued under our performance share unit awards depends upon the achievement of certain TSR goals determined as of the third anniversary of the grant date. The number and value of the awards reflect the target level of performance unit shares granted. For the grants to Mr. Ervin in 2016 the TSR goals are to be determined as of the fourth anniversary of the grant date for the first grant and as of the fifth anniversary of the grant date for the second grant.

Option Exercises and Stock Vested

The following table reflects the number of shares of restricted stock previously awarded to the Named Executives that vested during 2017. No options were exercised by the Named Executives in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
William B. Kessel	—	—	10,262	$216,015
Robert N. Shuster	—	—	4,838	101,840
Patrick J. Ervin	—	—	5,000	101,250
Stefanie M. Kimball	—	—	4,730	99,567
Dennis J. Mack	—	—	4,660	98,093
(1)	Represents the fair market value of shares of restricted stock as of the date of vesting.

Other Potential Post-Employment Payments

The Company has entered into a Management Continuity Agreement with each of the Named Executives that provides for certain severance compensation and other benefits if the executive is terminated in connection with a change in control of the Company under the circumstances described in the agreement. These agreements are described under “Severance and Change in Control Payments” in the Compensation Discussion and Analysis above. The following table reflects the estimated value of the severance payment and benefits that would be payable to each Named Executive pursuant to his or her Management Continuity Agreement if his or her employment was terminated on December 30, 2017 in connection with a change in control of the Company and otherwise in a manner that triggered the application of the agreement (e.g., was not a termination for cause or a resignation with “good reason”).

Executive Name	Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(1) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
William B. Kessel	$2,239,403	$2,768,799
Robert N. Shuster	1,180,809	1,547,295
Patrick J. Ervin	924,864	1,174,528
Stefanie M. Kimball	1,198,306	1,522,286
Dennis J. Mack	1,137,704	1,306,294
(1)	The total amounts that may be payable under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Section 280G. This column indicates the estimated payout based on IRS limitations.

DIRECTOR COMPENSATION

For 2017, the annual retainer paid to non-employee directors was $57,000. Additional retainers of $15,000, $8,000, $6,000, and $6,000 were paid during 2017 to the chair of the Board and the chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees (beyond the retainers described above) are payable for attendance at either Board or committee meetings.

Pursuant to IBCP’s Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of IBCP common stock to each non-employee director. No such stock options were granted during 2017. To date, no such options have been approved or granted in 2018.

Under IBCP’s Corporate Governance Principles, half of the combined retainer for directors is payable in cash and the other half is payable under the Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”) described below until that director achieves the required share ownership under IBCP’s share ownership guidelines. Once a director achieves the requisite level of share ownership under those guidelines, each director then has the choice of receiving his or her director compensation in cash or in deferred share units under the Purchase Plan, at his or her discretion.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of IBCP common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of IBCP common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on IBCP common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

	Fees Earned or Paid in
Name	Cash(1)(2)	Stock(1)(2)	Total
William J. Boer(3)	$31,500	$31,500	$63,000
Joan A. Budden(4)	—	60,000	60,000
Michael J. Cok(5)	—	28,500	28,500
Stephen L. Gulis(6)	65,000	—	65,000
Terry L. Haske	57,000	—	57,000
Christina L. Keller	28,500	28,500	57,000
Michael M. Magee(7)	72,000	—	72,000
James E. McCarty(8)	60,000	—	60,000
Matthew J. Missad	28,500	28,500	57,000
Charles C. Van Loan	57,000	—	57,000
	$399,500	$177,000	$576,500
(1)	For 2017, fees were paid in the form of cash and the Company’s common stock, as described above. No stock options were awarded to the Board during 2017.
(2)	Mr. Kessel, our President and CEO, receives no additional compensation for his service as director. All compensation paid to Mr. Kessel for 2017 is reported in the Summary Compensation Table above.
(3)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee during 2017.
(4)	Includes additional retainer for services as chairperson of the compensation committee for the second half of 2017.
(5)	Mr. Cok was appointed to the Board on June 28, 2017.
(6)	Includes additional retainer for service as chairperson of the audit committee.
(7)	Includes additional fee for service as chairperson of the board.
(8)	Includes additional retainer for service as chairperson of the compensation committee for the first half of 2017.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Joan A. Budden
Christina L. Keller
James E. McCarty
Matthew J. Missad

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Van Loan, who previously served as CEO of the Company from 1993 through 2004, served on the compensation committee of the Board until January 2017. In 2017, there did not exist any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2017. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or the bank and do not involve more than a normal risk of collectability or present other unfavorable features. Such loans totaled $2,569,000 at December 31, 2017, equal to 1.0% of shareholders’ equity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based solely upon written representations by each director and executive officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2017.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2019 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2019 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 4200 East Beltline, Grand Rapids, Michigan 49525, no later than November 10, 2018.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the 2019 Annual Meeting of Shareholders is changed by more than 20 days from the date of the first anniversary of the 2018 Annual Meeting, then notice must be received within 10 days after the date we mail or otherwise give notice of the date of the 2019 Annual Meeting of Shareholders.

As of March 2, 2018, no proposals from any shareholder to be presented at the 2018 Annual Meeting of Shareholders have been received by us.

GENERAL

The cost of soliciting proxies for the Annual Meeting will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, email, fax, or in person. We have retained the services of Broadridge Financial Solutions, Inc. to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $27,000, plus reasonable out of pocket expenses.

As of the date of this proxy statement, management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March 9, 2018

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
800-355-0641

INDEPENDENT BANK

INDEPENDENT BANK CORPORATION
ATTN: ROBERT SHUSTER
4200 EAST BELTLINE
GRAND RAPIDS, MI 49525

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBCP2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37251-P00890 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INDEPENDENT BANK CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Christina L. Keller	☐	☐	☐
1b. Michael M. Magee, Jr.	☐	☐	☐
1c. Matthew J. Missad	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2018.	☐	☐	☐
3. Approval of an advisory (non-binding) resolution to approve the compensation paid to our Named Executives.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37252-P00890

INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William B. Kessel and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote all the shares of common stock of Independent Bank Corporation the undersigned is entitled to vote, including all shares of record held by the undersigned on February 23, 2018, at the Annual Meeting of Shareholders to be held on Tuesday, April 24, 2018 at 3:00 p.m. Eastern Time, or any adjournment or postponement thereof, on all matters that come before, or may be incident to the conduct of, the meeting. If a proxy is properly executed and returned, shares will be voted in the manner instructed. **On any matter for which instructions are not given, the proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and in the discretion of the proxies on any other matters that come before, or may be incident to the conduct of, the meeting or any adjournment or postponement thereof.**

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side